Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-143065 and 333-145476 on Form S-8 of our report dated March 31, 2008, relating to the consolidated financial statements of Molecular Insight Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007) appearing in this Annual Report on Form 10-K of Molecular Insight Pharmaceuticals, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 31, 2008